Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 24, 2021 with respect to the consolidated financial statements of Swvl Inc., appearing in the Registration Statement No. 333-259800 on Form F-4 of Pivotal Holdings Corp. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our reported dated April 15, 2022 with respect to the consolidated financial statements of Swvl Inc., appearing in the Annual Report on Form 20-F of Swvl Holdings Corp.

/s/ Grant Thornton Audit and Accounting Limited (Dubai Branch)

Dubai, United Arab Emirates

June 7, 2022